Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports First Quarter Net Income per Share of $1.83;

Operating Income per Share Is $1.70;

Combined Ratio Is 90.2%

WARREN, New Jersey, April 19, 2012 — The Chubb Corporation [NYSE: CB] today reported that net income in the first quarter of 2012 was $506 million, compared to $509 million in the first quarter of 2011. Net income per share increased 8% to $1.83 from $1.70 per share.

Average diluted shares outstanding for the first quarter were 276.2 million in 2012 and 300.0 million in 2011.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $469 million in the first quarter of 2012 and $405 million in the first quarter of 2011. First quarter operating income per share increased 26% to $1.70 in 2012 from $1.35 in 2011.

The first quarter combined loss and expense ratio was 90.2% in 2012 and 93.7% in 2011. The impact of catastrophes on the first quarter combined ratio was 0.8 percentage points in 2012 and 9.5 points in 2011. Excluding the impact of catastrophes, the first quarter combined ratio was 89.4% in 2012 and 84.2% in 2011. The expense ratio for the first quarter was 32.2% in 2012 and 31.7% in 2011.

Net written premiums for the first quarter increased 3% to $2.9 billion. Excluding the effect of foreign currency translation, premiums were up approximately 4%. Premiums were up 5% in the U.S. and down 1% outside the U.S. (up 2% in local currencies).

Property and casualty investment income after taxes for the first quarter was $308 million in 2012, compared to $310 million in 2011.

Net income for the first quarter of 2012 reflected net realized investment gains of $56 million pre-tax ($0.13 per share after-tax). Net income for the first quarter of 2011 reflected net realized investment gains of $160 million pre-tax ($0.35 per share after-tax), related mostly to the company’s alternative investments.

“Chubb is off to a strong start in 2012,” said John D. Finnegan, Chairman, President and Chief Executive Officer of Chubb. “We produced excellent results in the first quarter, with operating income per share of $1.70 and a combined ratio of 90.2%. We are especially encouraged by the momentum of renewal rate increases we experienced during the quarter in both standard commercial and specialty lines, as well as the continued rate improvement in personal lines.”

During the first quarter of 2012, Chubb repurchased approximately 4.4 million shares of its common stock at a total cost of $301 million (an average of $68.44 per share). As of March 31, 2012, there was $963 million available for share repurchases under the current authorization.

Book value per share was $57.37 at March 31, 2012, compared to $52.33 at March 31, 2011 and $56.15 at December 31, 2011. The book value amounts reflect the effect of the company’s adoption of new guidance related to accounting for costs associated with acquiring or renewing insurance contracts. This guidance was retrospectively applied to prior periods.

First Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 5% in the first quarter to $940 million. CPI’s combined ratio for the quarter was 85.5%, compared to 93.8% in the first quarter of 2011. The first-quarter impact of catastrophes accounted for 1.2 percentage points in 2012, compared to 7.8 points in 2011. Excluding the impact of catastrophes, CPI’s first quarter combined ratio was 84.3% in 2012 and 86.0% in 2011.

Net written premiums for Homeowners increased 4%, and the combined ratio was 80.1%. The impact of catastrophes in the first quarter accounted for 1.9 percentage points of the Homeowners combined ratio. Excluding the impact of catastrophes, the combined ratio for Homeowners was 78.2%. Personal Automobile premiums increased 1%, and the combined ratio was 91.3%. For Other Personal lines, premiums increased 11% and the combined ratio was 97.3%.

Chubb Commercial Insurance (CCI) net written premiums increased 6% in the first quarter to $1.4 billion. The combined ratio for the quarter was 93.3% in 2012 and 100.7% in 2011. The impact of catastrophes in the first quarter accounted for 0.9 percentage points of the combined ratio in 2012, compared to 16.2 points in 2011. Excluding the impact of catastrophes, CCI’s first quarter combined ratio was 92.4% in 2012 and 84.5% in 2011.

In the United States, average first quarter CCI renewal rates increased 8%, renewal premium retention was 83% and the ratio of new to lost business was 0.9 to 1.

Chubb Specialty Insurance (CSI) net written premiums declined 6% in the first quarter to $602 million. The combined ratio for CSI was 93.6%, compared to 82.4% in the first quarter of 2011.

Professional Liability (PL) net written premiums were down 2%, and the combined ratio was 98.5%. Average first quarter renewal rates for PL in the U.S. increased 4%, renewal premium retention was 85% and the ratio of new to lost business was 0.8 to 1.

Surety net written premiums were down 27%, and the combined ratio was 56.3%.

Webcast Conference Call to be Held Today at 5 P.M.

Chubb’s senior management will discuss the company’s first quarter performance with investors and analysts today, April 19th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION

In the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:

—	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

—	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

—	claims and litigation arising out of practices in the financial services industry;

—	claims and litigation relating to uncertainty in the credit and broader financial markets; and

—	legislative or regulatory proposals or changes;

•

the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•

the impact of legislative, regulatory and similar developments on our business, including those relating to terrorism, catastrophes, the financial markets, solvency standards, capital requirements and accounting guidance;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general political, economic and market conditions, whether globally or in the markets in which we operate, including:

—	changes in interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Three Months Ended
	March 31
	2012	2011
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,949	$2,859
Decrease (Increase) in Unearned Premiums	2	(5)

Premiums Earned	2,951	2,854

Losses and Loss Expenses	1,707	1,765
Operating Costs and Expenses	947	904
Increase in Deferred Policy Acquisition Costs	(14)	(25)
Dividends to Policyholders	8	8

Underwriting Income	303	202

Investments
Investment Income Before Expenses	391	391
Investment Expenses	11	10

Investment Income	380	381

Other Income (Charges)	(1)	5

Property and Casualty Income	682	588

CORPORATE AND OTHER	(59)	(63)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	623	525

Federal and Foreign Income Tax	154	120

CONSOLIDATED OPERATING INCOME	469	405

REALIZED INVESTMENT GAINS AFTER INCOME TAX	37	104

CONSOLIDATED NET INCOME	$506	$509

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$308	$310

	Three Months Ended
	March 31
	2012	2011
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	276.2	300.0
Actual Common Shares at End of Period	270.0	292.5

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.70	$1.35
Realized Investment Gains	.13	.35

Net Income	$1.83	$1.70

Effect of Catastrophes	$(.06)	$(.59)

	Mar. 31 2012	Dec. 31 2011	Mar. 31 2011
		(Restated)	(Restated)
BOOK VALUE PER COMMON SHARE	$57.37	$56.15	$52.33

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	51.58	50.37	49.48

Book value per common share at December 31, 2011 and March 31, 2011 has been restated to reflect the adoption of new guidance issued by the Financial Accounting Standards Board related to the accounting for costs associated with acquiring or renewing insurance contracts. The adoption of this guidance decreased shareholders’ equity by $273 million as of December 31, 2011 and March 31, 2011. The effect of the adoption of the new guidance on net income for the three months ended March 31, 2012 and March 31, 2011 was not material.

PROPERTY AND CASUALTY UNDERWRITING RATIOS

THREE MONTHS ENDED MARCH 31

	2012	2011
Losses and Loss Expenses to Premiums Earned	58.0%	62.0%
Underwriting Expenses to Premiums Written	32.2	31.7

Combined Loss and Expense Ratio	90.2%	93.7%

Effect of Catastrophes on Combined Loss and Expense Ratio	0.8%	9.5%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

THREE MONTHS ENDED MARCH 31

	2012	2011
	(in millions)
Paid Losses and Loss Expenses	$1,651	$1,467
Increase in Unpaid Losses and Loss Expenses	56	298

Total Losses and Loss Expenses	$1,707	$1,765

PROPERTY AND CASUALTY PRODUCT MIX

THREE MONTHS ENDED MARCH 31

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2012	2011	(Decrease)	2012	2011
	(in millions)
Personal Insurance
Automobile	$164	$162	1%	91.3%	92.8%
Homeowners	555	533	4	80.1	94.8
Other	221	199	11	97.3	92.2

Total Personal	940	894	5	85.5	93.8

Commercial Insurance
Multiple Peril	261	267	(2)	93.2	105.9
Casualty	450	436	3	93.7	83.5
Workers’ Compensation	298	243	23	95.2	89.5
Property and Marine	396	380	4	93.6	125.1

Total Commercial	1,405	1,326	6	93.3	100.7

Specialty Insurance
Professional Liability	538	551	(2)	98.5	86.8
Surety	64	88	(27)	56.3	50.5

Total Specialty	602	639	(6)	93.6	82.4

Total Insurance	2,947	2,859	3	90.6	93.9

Reinsurance Assumed	2	—	*	*	*

Total	$2,949	$2,859	3	90.2	93.7

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.